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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-162674, 333-160512, 333-124441, and 333-123540) on Form S-8 of Overstock.com, Inc. of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Overstock.com, Inc.

/s/ KPMG LLP

Salt Lake City, UT
February 28, 2011

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  Exhibit 23.2